                                                            EXHIBIT 99.2

                                                            For Information
                                                            ---------------
                                                            Mark A. Hellerstein
                                                            Robert T. Hanley
                                                            303-861-8140

FOR IMMEDIATE RELEASE

         ST. MARY ANNOUNCES PROPERTY SALES AND NEW SENIOR VICE PRESIDENT

DENVER, December 2, 2003 - St. Mary Land & Exploration Company (NYSE: SM)
today announced that on November 13, 2003, a St. Mary subsidiary closed the sale of 100 percent of its interest in the Fort Chadbourne field located in Coke and
Runnels Counties, Texas, to an undisclosed party. St. Mary received cash proceeds of approximately $17 million, for a gain of approximately $5 million.
The final total proceeds and gain amounts are subject to the resolution of final post-closing adjustments and settlements. St. Mary does not expect this sale to change previously reported production guidance for the fourth quarter of 2003.

St. Mary has also signed a Purchase and Sale Agreement to sell its properties in the Scott, Well Draw and Sage Spring Creek Fields in the Powder River Basin for
$5.3 million, subject to adjustments for the December 1, 2003 effective date of the agreement, to an undisclosed party.
The sale will generate a gain of approximately $2.4 million and is expected to close December 23, 2003, upon completion of customary due diligence.

St. Mary also announced that Jerry R. Schuyler has joined St. Mary as a Senior
Vice President and Manager of the Company's Gulf Coast region. Prior to joining
St. Mary, Mr. Schuyler was Senior Vice President and General Manager of Dominion
Exploration & Production, Inc. - Eastern Onshore Division and previously was
President and Managing Director of ARCO Middle East and Central Asia. The
Company also announced that in early 2004, its Gulf Coast regional office will be relocated from Lafayette, Louisiana to Houston, Texas.

This release contains forward-looking statements within the meaning of securities laws. The words "will," "believe," "anticipate," "intend,"
"estimate," and "expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the resolution of adjustments and settlements in connection with the above-described sales, the ability of purchasers of properties to satisfy contractual payment requirements, volatility and level of oil and natural gas prices, production rates and reserve replacement, reserve estimates, drilling and operating service availability and risks, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, expected acquisition benefits, competition, litigation, environmental matters, the potential impact of government regulations, and other matters discussed under the "Risk Factors" section of St.
Mary's 2002 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

                                                                        PR-03-19